Exhibit (h)(6)

AMENDMENT TO THE SUB-ADMINISTRATION
AND SUB-ACCOUNTING AGREEMENT

This Amendment (the “Amendment”) is to the SUB-ADMINISTRATION AND SUB-ACCOUNTING AGREEMENT, dated April 1, 2003, as amended (the “Agreement”), between DWS INVESTMENT MANAGEMENT AMERICAS, INC., a Delaware corporation with an office at 875 Third Avenue, New York, NY 10022 (as successor to Deutsche Investment Management Americas Inc.; Scudder Fund Accounting Corporation; and Investment Company Capital Corp.) (“Administrator”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company with offices located at One Congress Street, Boston, MA 02114 (“Sub-Administrator/Accounting Agent”) (Sub-Administrator/Accounting Agent and Administrator are each a “Party” and collectively the “Parties”). This Amendment is effective as of March 20, 2024 (the “Amendment Effective Date”) and is attached to and made a part of the Agreement.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sub-Administrator/Accounting Agent and Administrator, intending to be legally bound, hereby covenant and agree as follows:

1.	Amendments. The Agreement is hereby amended as follows:
a.	Section 27 of the Agreement is hereby amended and restated as set forth below:
“Section 27.	INFORMATION SECURITY
a)	Annually, upon Administrator's reasonable request, Sub-Administrator/Accounting Agent shall provide Administrator's Chief Information Security Officer or his or her designee with a copy of Sub-Administrator/Accounting Agent's corporate information security controls that form the basis for Sub-Administrator/Accounting Agent's corporate information security policy.
b)	Sub-Administrator/Accounting Agent acknowledges receipt of Administrator's Information Security Requirements for Third Parties of Deutsche Bank, Version 3.0 (the “DB ISRV”) and DWS Third Party Security Standard, Version 1.7 (the “DWS TPSS”). Sub-Administrator/Accounting Agent agrees to provide Administrator's Information Security Department with a copy of Sub-Administrator/Accounting Agent's corporate information security controls, a completed Standardized Information Gathering (SIG) questionnaire, and Sub-Administrator/Accounting Agent’s Global Information Security (GIS) SOC 2 (Type II) report.in order to facilitate a comparative analysis by Administrator of such controls against the DB ISRV and the DWS TPSS and allow for a discussion between Administrator and a qualified member of Sub-Administrator/Accounting Agent's Information Technology Management team of Sub-Administrator/Accounting Agent's information security controls and policies. In addition, Sub-Administrator/Accounting Agent acknowledges and agrees that Administrator (in conjunction with any other affiliated entities of Administrator serviced by Sub-Administrator/Accounting Agent and/or its affiliates) shall be permitted to: (i) upon prior notice to Sub-Administrator/Accounting Agent, perform a single, coordinated, annual onsite information security review on the premises of Sub-Administrator/Accounting Agent and/or one or more of its affiliates; (ii) request and review Sub-Administrator/Accounting Agent's information regarding Sub-Administrator/Accounting Agent's corporate information security controls solely while on such premises during such information security audit; and (iii) reasonably request and receive supplemental information or evidence from Sub-Administrator/Accounting Agent while on such premises for the purpose of evaluating Sub-Administrator/Accounting Agent's information security controls. Notwithstanding the foregoing, nothing herein shall entitle Administrator to any information that Sub-Administrator/Accounting Agent deems proprietary or confidential to Sub-Administrator/Accounting Agent or its clients, contrary to its corporate policies or that would otherwise, in Sub-Administrator/Accounting Agent's opinion, compromise the security of its business, network, facilities or systems. Sub-Administrator/Accounting Agent's corporate information security program will contain administrative technical and physical safeguards, appropriate to the type of information concerned, designed to: (i) protect the security and confidentiality of such information; (ii) protect against material anticipated threats or hazards to the security of such information; (iii) protect against unauthorized access to or use of such information that could result in harm or inconvenience to Administrator, and (iv) appropriately dispose of such information.

c)	Sub-Administrator/Accounting Agent shall maintain its corporate information security policy in a manner that satisfies the requirements set forth above; provided, however, that Sub-Administrator/Accounting Agent reserves the right to make changes to its corporate information security controls at any time in a manner that does not materially reduce the protection it applies to Administrator's information. In the event that Sub-Administrator/Accounting Agent makes a change to its corporate information security controls that Sub-Administrator/Accounting Agent believes materially reduces the protection it applies to Administrator's information, Sub-Administrator/Accounting Agent will promptly notify Administrator in writing.”
b.	The following is hereby added as Section 28 of the Agreement:
“SECTION 28.	OPEN SOURCE

Sub-Administrator/Accounting Agent acknowledges and agrees that it shall adhere to and comply with the terms of all licenses for open-source software as defined by the Open Source Initiative (http://opensource.org) or the Free Software Foundation (http://www.fsf.org) (“Open Source Software”) that it uses to provide the Services to Administrator or that it incorporates or embeds into any software or system that it uses to provide the Services to Administrator or that Administrator accesses to receive the Services. Any such Open Source Software shall be a part of Sub-Administrator/Accounting Agent’s corporate information security program as further described in Section 27.”

2.	General. Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect. As of and following the Amendment Effective Date, all references to the Agreement shall mean the Agreement as hereby amended. In

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the event of any conflict between the terms hereof and the terms of the Agreement, the terms hereof shall prevail.

3.	Defined Terms. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.
4.	Headings. Section headings are for convenience purposes only and shall not be used in the interpretation of this Amendment.
5.	Severability. If any provision of this Amendment is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect the other provisions of this Amendment, which will remain in full force and effect.
6.	Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties, and signatures may be exchanged in either original or electronically transmitted form (e.g., via fax or electronic mail), and the Parties hereby adopt as original any signatures exchanged in electronically transmitted form.
7.	Entire Agreement. This Amendment constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

DWS INVESTMENT MANAGEMENT AMERICAS, INC.	STATE STREET BANK AND TRUST COMPANY

By: /s/John Millette	By: /s/Louis Abruzzi
Name: John Millette	Name: Louis Abruzzi
Title: Chief Legal Officer	Title: Senior Vice President
Date: January 21, 2025	Date: 1-21-25

DWS INVESTMENT MANAGEMENT AMERICAS, INC.
By: /s/Ciara Crawford
Name: Ciara Crawford
Title: Secretary
Date: January 21, 2025

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